SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c) of the
Securities Exchange Act of 1934

Check the appropriate box:

[X]	Preliminary information statement.

[ ]	Confidential, for Use of the Commissioner Only (as permitted by Rule 14c-5(d)(2)).

[ ]	Definitive information statement.

City National Rochdale Funds
(Name of Registrant as Specified in Its Charter)

Payment of Filing Fee (Check the appropriate box):

[X]	No fee required.

[ ]	Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.

(1)   Title of each class of securities to which transaction applies:  N/A

(2)   Aggregate number of securities to which transaction applies: N/A

(3)   Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):  N/A

(4)   Proposed maximum aggregate value of transaction:  N/A

(5)   Total fee paid:  $0

[ ]	Fee paid previously with preliminary materials. N/A

[ ]
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously.  Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)   Amount Previously Paid: N/A

(2)   Form, Schedule or Registration Statement No.:  N/A

(3)   Filing Party: N/A

(4)   Date Filed:  N/A

IMPORTANT NEWS ABOUT
CITY NATIONAL ROCHDALE FIXED INCOME OPPORTUNITIES FUND

June 9, 2014

To the Shareholders of the City National Rochdale Fixed Income Opportunities Fund:

The Board of Trustees of City National Rochdale Funds has appointed Alcentra Limited and reappointed Seix Investment Advisors LLC as sub-advisers to the City National Rochdale Fixed Income Opportunities Fund (the “Fund”).

•
Alcentra is a new sub-adviser to the Fund.  On February 20, 2014, the Board of Trustees approved a sub-advisory agreement between City National Rochdale, LLC (the “Adviser”), the Fund’s investment adviser, and Alcentra with respect to the Fund.

•
Seix has been a sub-adviser to the Fund since March 28, 2013, and a sub-adviser to the Fund’s predecessor since July 2009.  In December 2013, Seix informed the Fund that employees of the parent company of Seix, RidgeWorth Capital Management Inc., and Lightyear Capital LLC, a private equity firm, had entered into an agreement to acquire ownership of RidgeWorth Capital Management from SunTrust Bank, Inc.  This transaction is scheduled to close on May 31, 2014, and will result in a change of control of Seix and the automatic termination of the existing sub-advisory agreement between the Adviser and Seix with respect to the Fund.  On February 20, 2014, the Board of Trustees approved a new sub-advisory agreement between Seix and the Adviser with respect to the Fund, effective upon the change of control, that is substantially the same as the prior sub-advisory agreement between them.

City National Rochdale, LLC continues to serve as investment adviser to the Fund.  There will be no increase in fees to the Fund and its shareholders as a result of these approvals.

The next few pages of this package feature more information about Alcentra and Seix.  Please take a few moments to read them.  Call us at (888) 889-0799 if you have any questions.

On behalf of the Board of Trustees, I thank you for your continued investment in the Fund.

Sincerely,

Garrett D’Alessandro
President

INFORMATION STATEMENT
TO SHAREHOLDERS OF THE
CITY NATIONAL ROCHDALE FIXED INCOME OPPORTUNITIES FUND

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF
 THE INFORMATION STATEMENT
The Information Statement is available at www.citynationalrochdalefunds.com.

This document is an Information Statement and is being furnished to shareholders of the City National Rochdale Fixed Income Opportunities Fund (the “Fund”), a series of City National Rochdale Funds (the “Trust”), in lieu of a proxy statement pursuant to the terms of an exemption order issued by the Securities and Exchange Commission (the “SEC”).  City National Rochdale, LLC (the “Adviser”) serves as the investment adviser for the Fund.  The exemption order permits the Adviser and the Board of Trustees of the Trust (the “Board”) to employ unaffiliated sub-advisers, terminate sub-advisers, and modify sub-advisory agreements with unaffiliated sub-advisers without prior approval of the Fund’s shareholders.

The Board reviews advisory and sub-advisory agreements annually.  In addition, under the SEC order, if the Adviser and the Board retain a new sub-adviser, the Trust is required to provide an Information Statement to shareholders of the affected portfolios of the Trust explaining the change.

This Information Statement is being mailed on or about June 9, 2014, to the shareholders of the Fund as of May 12, 2014.  The Fund and Seix Investment Advisors LLC will pay the expenses of preparing this Information Statement.  Certain information on the share ownership of the Fund is set forth in Appendix A.

WE ARE NOT ASKING YOU FOR A PROXY.
PLEASE DO NOT SEND US A PROXY.

Appointment of Alcentra Limited as Sub-Adviser to the City National Rochdale Fixed Income Opportunities Fund

On February 20, 2014, the Board of Trustees (the “Board”) of City National Rochdale Funds (the “Trust”), including the Trustees who are not “interested persons” of the Trust (“Independent Trustees”) as defined in the Investment Company Act of 1940, as amended (the “1940 Act”), unanimously approved the appointment of Alcentra Limited (“Alcentra”) as an additional sub-adviser to the City National Rochdale Fixed Income Opportunities Fund series of the Trust (the “Fund”).

No officers or Trustees of the Trust are officers, employees, directors, managers or members of Alcentra. In addition, since the beginning of the Trust’s last fiscal year, no Trustee has had, directly or indirectly, any interest in Alcentra, any of its parents or subsidiaries or any subsidiaries of a parent of any such entities, and no Trustee has been a party to a material transaction or material proposed transaction to which Alcentra, any of its parents or subsidiaries or any subsidiaries of a parent of any such entities, was or is to be a party.

Considerations by the Board of Trustees

At its February 20, 2014, meeting, the Board reviewed the proposed sub-advisory agreement between City National Rochdale, LLC (the “Adviser”), the Fund’s investment adviser, and Alcentra with respect to the Fund.  In that connection, the Board considered a variety of matters, including information about the background, education and experience of Alcentra’s key portfolio management and operational personnel; its overall financial strength and stability; its resources and related efforts to retain, attract and motivate capable personnel to serve the Fund; and the overall general quality and depth of its organization. The Board also reviewed Alcentra’s investment philosophy and processes as well as its brokerage and trading practices, its disaster recovery and contingency planning, and its commitment and systems in place with regard to compliance with applicable laws and regulations.

The Board considered the composite performance of accounts managed by Alcentra using the same investment strategies it would use to manage its portion of the Fund.  The Board observed that the composite returns were higher than the returns of the Standard & Poor’s European Leveraged Loan Index in 2003, 2004, 2006, 2007, 2008 and 2012, and on a compound basis from 2003 through 2012.  The Board also noted that the Fund had underperformed relative to the Index by 1,390 basis points in 2009, and by 135 basis points or less in 2005, 2010 and 2011.   The Board concluded that the services proposed to be provided to the Fund by Alcentra would benefit the shareholders of the Fund.

The Board reviewed the fees charged by Alcentra to a commingled fund that it managed using the same investment strategies it would use to manage its portion of the Fund, and noted that the asset-based fees charged by Alcentra to the commingled fund were the same as the management fees it was charging with respect to the Fund, and that the commingled fund also paid a significant performance-based fee.  The Board also considered the potential benefits to be received by Alcentra as a result of its relationship with the Fund, including the sub-advisory fees paid to Alcentra and the intangible benefits of its association with the Fund generally and any favorable publicity arising in connection with the Fund’s performance. The Board considered that although neither the Fund’s advisory agreement nor the sub-advisory agreement included fee breakpoints, the portion of the proposed advisory fee retained by the Adviser after payment of sub-advisory fees was low and significant economies of scale were not likely to be realized by the Adviser or Alcentra at the Fund asset levels anticipated during the next several years of the Fund’s operations.

Based on their review, including their consideration of each of the factors referred to above, the Board and the Independent Trustees concluded that the terms of the proposed sub-advisory agreement, including the fees to be received by Alcentra, were fair and reasonable in light of the nature and quality of the services proposed to be provided by Alcentra to the Fund and its shareholders, and approved the sub-advisory agreement.

Re-Appointment of Seix Investment Advisors LLC as Sub-Adviser to the City National Rochdale Fixed Income Opportunities Fund

On February 20, 2014, the Board, including the Independent Trustees, unanimously approved the re-appointment of Seix Investment Advisors LLC (“Seix”) as a sub-adviser to the Fund.

Seix has been a sub-adviser with respect to a portion of the Fund since the Fund’s predecessor reorganized into the Fund on March 28, 2013, and served as a sub-adviser to the Fund’s predecessor from July 2009.  In December 2013, Seix informed the Fund that employees of the parent company of Seix, RidgeWorth Capital Management Inc., and Lightyear Capital LLC, a private equity firm, had entered into an agreement to acquire ownership of RidgeWorth Capital Management from SunTrust Bank, Inc.  This transaction is expected to close on May 31, 2014, and will result in a change of control of Seix and the automatic termination of the existing sub-advisory agreement between the Adviser and Seix with respect to the Fund.  At the meeting on February 20, 2014, the Board approved a new sub-advisory agreement between the Adviser and Seix with respect to the Fund, effective upon the change in control.  Seix has represented to the Adviser that the change in control of Seix will not result in any change in in the level of service provided by Seix or the persons who previously managed a portion of the Fund’s investment portfolio. The new sub-advisory agreement has substantially the same terms as the current sub-advisory agreement between the Adviser and Seix with respect to the Fund.

No officers or Trustees of the Trust are officers, employees, directors, managers or members of Seix.  In addition, since the beginning of the Trust’s last fiscal year, no Trustee has had, directly or indirectly, any interest in Seix, any of its parents or subsidiaries or any subsidiaries of a parent of any such entities, and no Trustee has been a party to a material transaction or material proposed transaction to which Seix, any of its parents or subsidiaries or any subsidiaries of a parent of any such entities, was or is to be a party.

Considerations by the Board of Trustees

At its February 20, 2014, meeting, in connection with its review of the proposed sub-advisory agreement, the Board considered a variety of matters, including information about Seix’s organization, personnel who provide services to the Fund, and compensation structure; its investment philosophy and investment process; performance results of the Fund and the portion of the Fund managed by Seix over various periods; and Seix’s sub-advisory fees with respect to the Fund.  The Board also reviewed certain information regarding Seix’s compliance policies and procedures, disaster recovery and contingency planning, and policies with respect to portfolio trade execution.  Some of the information the Board considered had been provided in August 2013, when the Board last renewed Seix’s current sub-advisory agreement with respect to the Fund, and the Board considered information from Seix regarding any material changes to the August 2013 information.

The Board assessed the investment results of the Fund for various periods during the previous three years ended December 31, 2013, compared with the returns of the Credit Suisse Leveraged Loan Index (the “Benchmark Index”), the Barclays U.S. Corporate High Yield Bond Index (the “Barclays Index”), the Fund’s Lipper peer group average and the Fund’s Morningstar category average. The Board observed that the Fund’s annualized returns were higher than the returns of the Benchmark Index for the one-, two- and three-year periods and for each period were below the returns of the Barclays Index (by 299 basis points or less), below the returns of the Lipper peer group average (by 207 basis points or less), and below the returns of the Morningstar category average (by 218 basis points or less).  The Board also assessed the investment results of the portion of the Fund managed by Seix for various periods since June 2011 through December 31, 2013, compared with the results of the Benchmark Index, and noted that the returns of that portion of the Fund trailed the returns of the Benchmark Index for the one- and two-year periods by 121 basis points or less.  The Board considered Seix’s explanation of the periods of underperformance, and concluded that the services proposed to be provided to the Fund by Seix would continue to benefit the shareholders of the Fund.

The Board reviewed information regarding the sub-advisory fees charged by Seix with respect to the Fund and observed that Seix’s sub-advisory fee was higher than the fee it charged to another mutual fund for which it served as sub-adviser using a similar strategy.  The Board noted, however, that the other fund was significantly larger than the Fund and was a part of a larger mutual fund complex for which Seix serves as sub-adviser, and considered Seix’s indication that the lower sub-advisory fee for the other mutual fund reflected the economies of scale of the other fund and the group of funds to which it belongs.

The Board also considered the benefits received by Seix as a result of its relationship with the Fund, including the sub-advisory fees paid to Seix, research provided to it by broker-dealers providing execution services to the Fund, and the intangible benefits of its association with the Fund generally and any favorable publicity arising in connection with the Fund’s performance.  The Board considered that although neither the Fund’s advisory agreement nor the Seix sub-advisory agreement included fee breakpoints, the portion of the advisory fee retained by the Adviser after payment of sub-advisory fees was low and significant economies of scale were not likely to be realized by the Adviser or Seix at the Fund asset levels anticipated during the next several years of the Fund’s operations.

Based on their review, including their consideration of each of the factors referred to above, the Board and the Independent Trustees concluded that the terms of the proposed sub-advisory agreement, including the fees to be received by Seix, were fair and reasonable in light of the nature and quality of the services proposed to be provided by Seix to the Fund and its shareholders, and approved the sub-advisory agreement.

Terms of Sub-Advisory Agreements

Each of the Alcentra and Seix sub-advisory agreements will continue in force for a term of two years following its effective date, unless sooner terminated.  Each agreement will continue in force from year to year thereafter so long as it is specifically approved at least annually in the manner required by the 1940 Act.

Each agreement will automatically terminate in the event of its assignment (as defined in the 1940 Act) and may be terminated at any time without payment of any penalty by the Adviser, by the Board or by a vote of a majority of the outstanding voting securities of the Fund, as defined by the 1940 Act, on 60 days’ prior written notice to the respective sub-adviser.  Each agreement may also be terminated at any time by the respective sub-adviser on 60 days’ written notice to the Adviser and the Fund.  Each agreement will automatically terminate if the Investment Management Agreement between the Adviser and the Trust with respect to the Fund is terminated.

Each sub-adviser is entitled to an annual fee for its investment advisory services to the portion of the Fund it manages.  All sub-advisory fees are paid by the Adviser and not the Fund.  Because the Adviser pays each sub-adviser out of the Adviser’s own fees received from the Fund, there is no “duplication” of advisory fees paid.  The Adviser receives an annual fee of 0.50% of the Fund’s average daily net assets. There will be no increase in advisory fees to the Fund and its shareholders in connection with the appointment of Alcentra or the reappointment of Seix as a sub-adviser to the Fund.

The foregoing description of each agreement is only a summary and is qualified in its entirety by reference to the text of the agreement.  A copy of each agreement is on file with the SEC and is available: (1) in person at the SEC’s Public Reference Room in Washington, D.C. (upon payment of any applicable fees); (2) by mail (Public Reference Section, Securities and Exchange Commission, Washington, DC 20549-1520) or email (publicinfo@sec.gov) (upon payment of any applicable fees); or (3) on the EDGAR Database on the SEC’s internet website (www.sec.gov).

Certain Information Regarding Sub-Advisers

Alcentra Limited

Alcentra is located at 10 Gresham Street, London, United Kingdom, EC2V 7JD.  Alcentra is a wholly-owned subsidiary of BNY Alcentra Group Holdings, Inc., part of BNY Mellon Asset Management. The Bank of New York Mellon Corporation held 100% of the shares of BNY Alcentra Group Holdings, Inc. as of March 2014.  Alcentra was organized in 2003 and provides fixed income investment management services focused on sub-investment grade debt to individuals and institutions. As of March 31, 2014, Alcentra and its affiliates managed assets of approximately $22.7 billion.

Graham Rainbow, European Loan Portfolio Manager of Alcentra, is the portfolio manager of the portion of the Fund managed by Alcentra.  Mr. Rainbow has been employed by Alcentra since 2008.

The names and principal occupations of the principal executive officers and directors of Alcentra are listed below:

Name	Principal Occupation/Title
David Forbes-Nixon	Chief Executive Officer
Robert Bennett	Chief Operations Officer
James Algar	Chief Compliance Officer

Each of the principal executive officers and directors of Alcentra is located at 10 Gresham Street, London, United Kingdom, EC2V 7JD.

Alcentra does not serve as investment adviser or sub-adviser to any other mutual funds which have investment objectives similar to those of Alcentra’s portion of the Fund.

Seix Investment Advisors LLC

Seix is located at 10 Mountainview Road, Suite C-200, Upper Saddle River, New Jersey 07458, and is owned by Ridgeworth Capital Management, Inc., which is owned by SunTrust Banks, Inc. Seix’s predecessor firm was organized in 1992.  Seix provides investment advisory services to other investment companies, corporations, endowments, foundations, public funds and other institutional investors, and as of December 31, 2013, managed approximately $26.6 billion in assets.

George Goudelias, Senior Portfolio Manager and Head of High Yield Bank Loans and Bonds of Seix, is the portfolio manager of the portion of the Fund managed by Seix.  Mr. Goudelias has been employed by Seix since 2004.

The names and principal occupations of the principal executive officers and directors of Seix are listed below:

Name	Principal Occupation/Title
James Keegan	Chief Executive Officer and Chief Investment Officer
George Way	Chief Operating Officer and Chief Financial Officer
Patrick Mc Nelis	Head of Global Distribution & Client Service
George Goudelias	Senior Portfolio Manager & Head of High Yield Bank Loans and Bonds

Each of the principal executive officers and directors of Seix is located at 10 Mountainview Road, Suite C-200, Upper Saddle River, New Jersey 07458.

The following information was provided by Seix regarding the other mutual funds for which it serves as investment adviser or sub-adviser and which have investment objectives similar to those of Seix’s portion of the Fund.

Fund (Advised or Sub-Advised)	Fee Rate (Including Fee Waivers or Expense Reductions)	Total Fund Assets / Net Assets Sub-Advised by Seix as of April 30, 2014
RidgeWorth Funds – Seix Floating Rate High Income Fund (Sub-Advised)	0.41%	$9,902,174,905/ $9,189,892,396

General Information

The principal executive offices of the Trust and the Adviser are located at 400 North Roxbury Drive, Beverly Hills, California 90210.  The Trust’s administrator is SEI Global Funds Services, Inc., and the Trust’s distributor is SEI Investments Distribution Co., each of which is located at One Freedom Valley Drive, Oaks, Pennsylvania 19456.  The Trust’s transfer agent is U.S. Bancorp Fund Services, LLC, which is located at 615 East Michigan Street, Milwaukee, Wisconsin 53202.  The Trust’s custodian is U.S. Bank, N.A., which is located at 50 South 16th Street, Philadelphia, Pennsylvania 19102. Counsel to the Trust is Bingham McCutchen LLP, 355 South Grand Avenue, Suite 4400, Los Angeles, California 90071.  Counsel to the Independent Trustees is Dechert LLP, 2010 Main Street, Suite 500, Irvine, California 92614.

The Trust will furnish, without charge, a copy of the most recent Annual Report and Semi-Annual Report to Shareholders of the Trust upon request. Requests for such reports should be directed to City National Rochdale Funds, c/o SEI Investments Distribution Co., One Freedom Valley Drive, Oaks, Pennsylvania 19456, or by calling (888) 889-0799, or by accessing the Trust’s website at www.citynationalrochdalefunds.com.

To reduce expenses, we may mail only one copy of each Annual and Semi-Annual Report, this Information Statement, and the Important Notice Regarding the Availability of the Information Statement to those addresses shared by two or more accounts. If you wish to receive individual copies of these documents, please call us at (888) 889-0799. We will begin sending you individual copies 30 days after receiving your request.

APPENDIX A

Shareholders Owning Beneficially or of Record More than 5%
of Any Class of the City National Rochdale Fixed Income Opportunities Fund

Shareholder and Address	Class	Percentage of Total Outstanding Shares of Class as of May 12, 2014
Assetmark Trust Company FBO Assetmark Inc. and Mutual Clients and FBO Other Custodial Clients 3200 North Central Avenue, Floor 7 Phoenix, AZ 85012-2468	Class N	19.87%
City National Bank as Fiduciary for Various Accounts, Los Angeles Attn: Trust Ops/Mutual Funds 555 South Flower Street, Floor 10 Los Angeles, CA 90071-2300	Class N	19.11%

As of May 12, 2014, the Trustees and officers of the Trust owned of record, in aggregate, less than 1% of the outstanding shares of the City National Rochdale Fixed Income Opportunities Fund.